Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A of North Carolina Capital Management Trust: NCCMT: Government Portfolio and NCCMT: Term Portfolio of our reports dated August 14, 2019 relating to the financial statements and financial highlights included in the June 30, 2019 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts August 20, 2019